SANUWAVE Health Announces Preliminary Revenue Results for the First Quarter 2025 (Ended March 31, 2025)

SANUWAVE is pleased to announce preliminary revenues of $9.1 million to $9.3 million for the first quarter ended March 31, 2025. This represents the highest Q1 quarterly revenues in Company history.
Q1 2025 revenue increased between 57% and 61% compared to Q1 2024.
UltraMIST revenues for Q1 2025 increased by more than 65% versus Q1 2024 and accounted for approximately 99% of the Company’s total revenues.

EDEN PRAIRIE, MN, April 8, 2025 (GLOBE NEWSWIRE) SANUWAVE Health, Inc. (the "Company" or "Sanuwave”) (NASDAQ: SNWV), a leading provider of next-generation FDA-approved wound care products, today announced that revenues for the first quarter of 2025 are expected to be in the range of $9.1 to $9.3 million, an increase of 57% to 61% over Q1 2024 and slightly above the upper end of the range of guidance given in the Company’s Q4 2024 earnings release issued on March 21, 2025.
“Sanuwave is pleased to announce a strong start to 2025, putting up our best Q1 in Company history,” said CEO Morgan Frank. “Q1 was a transition quarter as we moved to a new head of sales and restructured the sales force. I’m very proud of the team managing this without missing a beat. Our pipeline remains robust and consistent with 2025 being a breakout year for Sanuwave. The Company plans to release its full Q1 results on or around May 9, 2025 and we look forward to speaking with you then to give you a more complete update on our quarterly performance and our future plans and guidance.”
“Given the current trade climate and as we have received a number of questions from investors, I’d also like to take this opportunity to clarify that all manufacturing for the UltraMIST system and its applicators is performed domestically. Sanuwave does not anticipate any significant effects on production from the current tariff situation.”
The preliminary revenue results described herein are based on management’s initial analysis of the first quarter ended March 31, 2025, and may be subject to adjustments based on the Company’s completion of its quarter-end financial close process.

About SANUWAVE
SANUWAVE Health is focused on the research, development, and commercialization of its patented, non-invasive and biological response-activating medical systems for the repair and regeneration of skin, musculoskeletal tissue, and vascular structures.

SANUWAVE’s end-to-end wound care portfolio of regenerative medicine products and product candidates help restore the body’s normal healing processes. SANUWAVE applies and researches its patented energy transfer technologies in wound healing, orthopedic/spine, aesthetic/cosmetic, and cardiac/endovascular conditions.
Forward-Looking Statements
This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future financial results, production expectations, plans for future business development activities and expectations regarding the impact of changes in tariff rates. Forward-looking statements include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are risks associated with regulatory oversight, the Company’s ability to manage its capital resources, competition and the other factors discussed in detail in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

Contact: investors@sanuwave.com